Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS RECORD THIRD QUARTER RESULTS

Quarterly Net Earnings Increased Twelve-Fold to $520.8 million;

Diluted EPS Surged to $1.17

HIGHLIGHTS

Mosaic reported record results, including net earnings of $520.8 million, or $1.17 per diluted share (“per share”), for the third quarter ended February 29, 2008, an increase of $478.6 million compared to the same period a year ago. Third quarter results included the following:

•	Operating earnings of $647.4 million, or 30.2% of net sales, up substantially from 2.7% of net sales last year.

•	Cash flow from operations was $528.0 million compared to $154.0 million last year.

•	An average diammonium phosphate (DAP) price of $487 per tonne, a $241 per tonne increase compared with a year ago and a $70 per tonne increase compared with the second quarter of fiscal 2008.

•	An average muriate of potash (MOP) selling price of $221 per tonne, up $77 per tonne from a year ago and a $47 per tonne increase from the second quarter of fiscal 2008.

•	Unrealized mark-to-market derivatives gains benefiting gross margin by $40.0 million, or $0.06 per share, compared to unrealized losses of $5.8 million a year ago.

•	A tax benefit of $40.1 million, or $0.09 per share, relating to certain tax matters specific to the third quarter of fiscal 2008.

•	A $24.6 million gain, or $0.03 per share, from the sale of a remaining minority interest in a non-core business included in other non-operating income.

PLYMOUTH, MN, April 4, 2008 – The Mosaic Company (NYSE: MOS) announced today net earnings of $520.8 million, or $1.17 per share, for the third quarter ended February 29, 2008. These results compare with net earnings of $42.2 million, or $0.10 per share, for the quarter ended February 28, 2007.

Net sales in the third quarter of fiscal 2008 were $2.1 billion, an increase of $868.5 million, or 68% compared with the same period a year ago.

Mosaic’s gross margin for the fiscal 2008 third quarter was $727.9 million, or 33.9% of net sales, compared with $113.1 million, or 8.8% of net sales, a year ago. Third quarter operating earnings were $647.4 million, compared with $34.2 million for the third quarter in fiscal 2007. Net sales, gross margin and operating earnings continue to benefit from increases in selling prices, strong operational performance and sales of lower cost inventories in the Offshore segment. These results were achieved despite significantly higher costs for sulfur and ammonia, two primary raw materials for phosphates.

“We are delivering record results by effectively executing against the backdrop of an exceptional agricultural environment,” stated Jim Prokopanko, Mosaic’s President and Chief Executive Officer.

Phosphates

Net sales in the Phosphates segment were $1.3 billion for the third quarter, an increase of 82% compared to a year ago. Phosphates’ third quarter gross margin was $478.4 million, or 38.0% of net sales, compared with $19.7 million, or 2.9% of net sales, for the same period a year ago. Operating earnings were $442.7 million compared with an operating loss of $11.1 million for the same period last year. The sales, gross margin and operating earnings growth were driven by significant increases in selling prices, supplemented by unrealized mark-to-market gains of $25.7 million on natural gas and certain ocean freight forward contracts (compared with losses of $1.0 million on natural gas derivatives for the third quarter of fiscal 2007) partially offset by higher sulfur and ammonia raw material costs.

The average third quarter DAP price, FOB plant, was $487 per tonne, which is a $241 per tonne increase compared with a year ago and a $70 per tonne increase compared with the second quarter of fiscal 2008. Fertilizer and feed sales in the Phosphates segment (excluding tonnes sold by PhosChem for non-Mosaic customers) were up 6% to 2.2 million tonnes for the third quarter compared to the same period of the prior year.

Potash

Net sales in the Potash segment totaled $547.3 million for the third quarter, an increase of 60% compared with a year ago. The Potash business’ gross margin increased to $209.1 million in the third quarter, or 38.2% of net sales, compared with $81.3 million a year ago, or 23.7% of net sales. Operating earnings were $195.9 million during the third quarter, an increase of $128.9 million, or nearly a three-fold increase compared to the same period last year. Sales, gross margin and operating earnings increased primarily as a result of the higher selling prices and an increase in international volumes, partially offset by the foreign currency impact on operational costs (due to a weaker U.S. dollar) and higher Canadian resource taxes.

The average MOP price, FOB plant, increased to $221 per tonne in the third quarter, up $77 per tonne compared with a year ago and $47 per tonne compared with the second quarter of fiscal 2008. The average selling price FOB plant for K-Mag®, a specialty product, increased to $145 per tonne in the third quarter, up $27 per tonne from a year ago and a $13 per tonne increase from the second quarter of fiscal 2008.

The Potash segment’s total sales volume of 2.1 million tonnes during the third quarter was 18% higher than last year’s third quarter volume of 1.8 million tonnes. The increase in sales volume was due to increased international demand for MOP and increased production from the expansion at Esterhazy last year.

Offshore

The Offshore segment’s net sales totaled $387.0 million during the third quarter, an increase of $144.1 million or 59% compared to the same period a year ago. This increase was mainly due to higher selling prices. Gross margin increased to $43.2 million in the third quarter, or 11.2% of net sales, compared to $11.3 million, or 4.7% of net sales, for the same period a year ago. Offshore operating earnings of $18.1 million benefited from higher selling prices and lower cost inventories particularly in Brazil, China and Thailand.

Other

Selling, general, and administrative expenses (SG&A) were $81.2 million in the third quarter, compared to $77.8 million last year. The increase was primarily due to higher incentive compensation accruals and external consulting fees.

A foreign currency transaction gain of $1.5 million was recorded for the third quarter compared to a gain of $17.8 million for the same period a year ago. The gain in fiscal 2008 was the result of the strengthening of the Canadian dollar and Brazilian Real against the U.S. dollar. This is primarily a non-cash gain.

Included in other income is a $24.6 million gain from the sale of a remaining minority interest in a non-core business.

Income tax expense was $159.2 million resulting in an effective tax rate of 24.5% which includes a tax benefit totaling $40.1 million, primarily as a result of the reduction in the federal Canadian tax rate.

Total equity earnings in non-consolidated subsidiaries were $30.9 million for the third quarter, compared with $5.5 million for the same period a year ago. Mosaic’s equity earnings in Saskferco Products Inc. increased to $23.3 million for the third quarter from $0.8 million for the same period last year, primarily the result of higher nitrogen selling prices. Equity earnings in Fosfertil S.A. were $6.0 million for the third quarter compared to $4.0 million for the same period last year.

Mosaic ended the third quarter with $1.1 billion in cash and cash equivalents. Cash flow from operations was $1.5 billion for the nine months ended February 29, 2008, an increase of $1.1 billion from a year ago. Mosaic’s total debt as of February 29, 2008 was $1.7 billion compared to $2.6 billion as of February 28, 2007, resulting in a debt-to-EBITDA ratio of 0.7 for the twelve months ended February 29, 2008, an improvement from 5.4 a year ago.

Year-to-Date

For the nine months ended February 29, 2008, net sales were $6.3 billion, an increase of 55% compared with last year. Year-to-date operating earnings were $1.6 billion compared with $256.5 million for the same period a year ago. Year-to-date SG&A expenses were $227.6 million compared with $213.9 million for the same period in fiscal 2007. A foreign currency transaction loss of $70.3 million was recorded for the first nine months of fiscal 2008, compared to a gain of $44.9 million for the same period a year ago. Equity earnings in non-consolidated entities increased year-to-date to $88.2 million from $24.8 million last year.

Outlook

The environment for Mosaic’s core Phosphate and Potash businesses looks extraordinary despite the recent turbulence in commodity markets.

World grain and oilseed production increased to a record 2.5 billion tonnes last year. Farmers responded to higher prices last year by increasing planted acreage and by boosting yields. The increased production was not strong enough to keep up with demand. World grain and oilseed stocks are expected to decline 39 million tonnes during the 2007—2008 crop year despite high prices and a record crop last year according to the U.S. Department of Agriculture estimates.

Global demand is being driven by traditional drivers of population and income growth in developing regions such as China, India and Latin America. Mosaic believes these are steady and long term drivers. Biofuels add a boost to the grain and oilseed demand growth and are expected to continue to impact demand due to increases in U.S. ethanol production.

Prices for a wide array of agricultural commodities have climbed to record or near record levels in response to these tight fundamentals. Futures markets indicate that this is not a one year phenomenon. Market fundamentals are encouraging farmers to increase agriculture production worldwide. The low grain and oilseed stocks and the high crop prices are enticement for farmers to increase production and yields and in some regions such as the Americas and Africa, farmers can bring more land into production.

“We are bullish on the fundamental drivers of our sector and see this momentum continuing,” said Jim Prokopanko. “With our Phosphates and Potash businesses and international footprint, we are well positioned to serve our customers and meet the growing demand for crop nutrients globally.”

Mosaic’s realized DAP price, FOB plant, for the fourth quarter of fiscal 2008 is estimated to be $710 to $730 per tonne. Partially offsetting the benefit of these higher projected prices will be higher raw material costs, principally ammonia and sulfur. Mosaic’s fourth quarter average realized MOP price, FOB plant, is estimated to be $305 to $325 per tonne.

Sales volumes for both Phosphates and Potash businesses in the fourth quarter are each anticipated to range from 2.2 to 2.4 million tonnes. These estimates for the fourth quarter are within annual sales guidance ranges previously provided.

In a separate release today, Mosaic announced further expansion of its Saskatchewan potash mines.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Friday, April 4, 2008 at 10:00 a.m. EDT to discuss third quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-680-0892 and the passcode is 44890826. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; accidents involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine as well as potential mine fires, floods, explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

Consolidated Statements of Operations
(in millions, except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Net sales	$2,147.2	$1,278.7	$6,345.9	$4,089.3
Cost of goods sold	1,419.3	1,165.6	4,473.1	3,619.4

Gross margin	727.9	113.1	1,872.8	469.9
Selling, general and administrative expenses	81.2	77.8	227.6	213.9
Restructuring loss (gain)	(0.8)	—	9.5	(0.4)
Other operating (income) expense	0.1	1.1	9.1	(0.1)

Operating earnings	647.4	34.2	1,626.6	256.5
Interest expense, net	24.7	43.0	84.2	119.5
Foreign currency transaction (gain) loss	(1.5)	(17.8)	70.3	(44.9)
Loss on extinguishment of debt	0.5	(33.9)	2.6	(33.9)
Other income	(27.0)	(0.8)	(30.3)	(17.5)

Earnings from consolidated companies before income taxes	650.7	43.7	1,499.8	233.3
Provision for income taxes	159.2	6.6	360.9	38.1

Earnings from consolidated companies	491.5	37.1	1,138.9	195.2
Equity in net earnings of non-consolidated companies	30.9	5.5	88.2	24.8
Minority interests in net earnings of consolidated companies	(1.6)	(0.4)	(6.8)	(2.9)

Net earnings	$520.8	$42.2	$1,220.3	$217.1

Diluted net earnings per share	$1.17	$0.10	$2.74	$0.49

Diluted weighted average number of shares outstanding	446.1	440.9	445.1	439.2

Consolidated Financial Highlights
(dollars in millions)
The Mosaic Company	(unaudited)

	Three months ended		Favorable/		Nine months ended		Favorable/
	February 29,	February 28,	(Unfavorable)		February 29,	February 28,	(Unfavorable)
	2008	2007	Amount	%	2008	2007	Amount	%
Net sales:
Phosphates	$1,257.8	$690.7	$567.1	82%	$3,671.1	$2,244.2	$1,426.9	64%
Potash	547.3	342.7	204.6	60%	1,390.7	984.9	405.8	41%
Offshore	387.0	242.9	144.1	59%	1,528.8	1,046.7	482.1	46%
Corporate/Other (a) (b)	(44.9)	2.4	(47.3)	NM	(244.7)	(186.5)	(58.2)	(31)%

	$2,147.2	$1,278.7	$868.5	68%	$6,345.9	$4,089.3	$2,256.6	55%

Gross margin:
Phosphates	$478.4	$19.7	$458.7	NM	$1,229.5	$164.8	$1,064.7	646%
Potash	209.1	81.3	127.8	157%	510.9	239.1	271.8	114%
Offshore	43.2	11.3	31.9	282%	144.4	48.4	96.0	198%
Corporate/Other (a) (b)	(2.8)	0.8	(3.6)	NM	(12.0)	17.6	(29.6)	(168)%

	$727.9	$113.1	$614.8	544%	$1,872.8	$469.9	$1,402.9	299%

Operating earnings (loss):
Phosphates	$442.7	$(11.1)	$453.8	NM	$1,099.7	$76.9	$1,022.8	1330%
Potash	195.9	67.0	128.9	192%	467.3	206.0	261.3	127%
Offshore	18.1	(9.2)	27.3	(297)%	73.9	(8.3)	82.2	(990)%
Corporate/Other (a) (b)	(9.3)	(12.5)	3.2	NM	(14.3)	(18.1)	3.8	21%

	$647.4	$34.2	$613.2	1793%	$1,626.6	$256.5	$1,370.1	534%

(a)	Includes elimination of intercompany sales.
(b)	We have eliminated the Nitrogen business as a separate reportable segment. The results of the Nitrogen business are now included as part of Corporate, Eliminations and Other. Accordingly, the prior period comparable results have been updated to reflect our Nitrogen business as a part of Corporate, Eliminations and Other segment for comparability purposes.

Key Statistics
The Mosaic Company	(unaudited)

		Three months ended		Favorable/		Nine months ended		Favorable/
		February 29,	February 28,	(Unfavorable)		February 29,	February 28,	(Unfavorable)
		2008	2007	Amount	%	2008	2007	Amount	%
	Sales volumes
	(000 metric tonnes):
	Phosphates (a)
Fertilizers:	North America	979	826	153	19%	2,727	1,782	945	53%
	International	980	1,036	(56)	(5)%	3,321	4,229	(908)	(21)%
	Phosphate Feeds	249	212	37	17%	683	642	41	6%

Total		2,208	2,074	134	6%	6,731	6,653	78	1%

	Potash (b)
Fertilizers:	North America	825	768	57	7%	2,404	2,264	140	6%
	International	1,028	775	253	33%	3,046	2,508	538	21%
	Non agricultural	249	243	6	2%	753	673	80	12%

	Total (e)	2,102	1,786	316	18%	6,203	5,445	758	14%

	Average price per metric tonne:
	DAP (c)	$487	$246	$241	98%	$435	$246	$189	77%
	MOP (c)	221	144	77	53%	185	140	45	32%
	K-Mag (c)	145	118	27	23%	133	116	17	15%
	Average purchase price for key raw materials (Central Florida):
	Ammonia (metric ton) (d)	$399	$345	$(54)	(16)%	$345	$317	$(28)	(9)%
	Sulfur (long ton) (d)	174	62	(112)	(181)%	117	67	(50)	(75)%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for non-Mosaic members.
(b)	Potash volumes exclude tonnes mined under a long-term third party tolling arrangement
(c)	FOB plant/mine.
(d)	Delivered Tampa
(e)

Includes sales volumes (in thousands of metric tonnes) of 246 tonnes and 600 tonnes of K-Mag® for the three and nine months ended February 29, 2008, respectively, and 184 tonnes and 488 tonnes of K-Mag® for the three and nine months ended February 28, 2007, respectively.

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

EBITDA Calculation
	Three months ended February 29 2008	Trailing 12 Months @ 2/29/08	Three months ended February 28 2007	Trailing 12 Months @ 2/28/07
	(dollars in millions)
Net earnings	$520.8	$1,422.9	$42.2	$36.2
Interest expense, net	24.7	114.3	43.0	157.7
Income taxes	159.2	446.2	6.6	(23.1)
Depreciation, depletion & amortization	86.7	347.3	81.4	320.3
Amortization of out-of-market contracts	(7.6)	(20.1)	(3.9)	(16.5)

EBITDA Calculation	$783.8	$2,310.6	$169.3	$474.6

Debt-to-EBITDA Ratio
		2/29/2008	2/28/2007
Total Debt		1,653.3	2,572.0

Trailing 12-month EBITDA		2,310.6	474.6

Total debt to EBITDA ratio		0.7	5.4

The Company has presented above EBITDA and the ratio of Debt-to-EBITDA, which are non-GAAP financial measures. Generally, non-GAAP financial measures are supplemental numerical measures of a company’s performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA and the Debt-to-EBITDA ratio are not measures of financial performance under GAAP. Because not all companies use identical calculations, our calculations of EBITDA and the Debt-to-EBITDA ratio may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA and the Debt-to-EBITDA ratio as presented in this press release are different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. The Debt-to-EBITDA ratio is frequently used by securities analysts, investors, lenders and others to evaluate companies’ financial risk and leverage. Because securities analysts, investors, lenders and others use EBITDA and the Debt-to-EBITDA ratio, Mosaic’s management believes that our presentation of these non-GAAP financial measures affords them greater transparency in assessing our financial performance and leverage. EBITDA and the Debt-to-EBITDA ratio should not be considered as a substitute for, nor superior to, measures of financial performance, financial risk or leverage prepared in accordance with GAAP.